Exhibit 3.5

CERTIFICATE OF MERGER

of

VARITEK INDUSTRIES, INC.,

a Texas corporation

and

REMOTE KNOWLEDGE, INC.,

a Delaware corporation

Varitek Industries, Inc., a Texas corporation (“Varitek”), and Remote Knowledge, Inc., a Delaware corporation (“Remote”), each hereby certify as follows in accordance with Section 252(c) of the Delaware General Corporation Law:

FIRST: The names of the corporations proposing to merge (the “Constituent Corporations”) and the states under which such corporations are incorporated are as follows:

Name of Corporation	State of Incorporation
Varitek Industries, Inc.	Texas
Remote Knowledge, Inc.	Delaware

SECOND: An Agreement and Plan of Merger providing for the merger of Varitek with and into Remote has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252(c) of the Delaware General Corporation Law (the “Agreement and Plan of Merger”).

THIRD: The name of the surviving corporation shall be Remote Knowledge, Inc.

FOURTH: The Certificate of Incorporation of Remote shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The executed Agreement and Plan of Merger is on file at the principal office of the surviving corporation located at 16360 Park Ten Place, Suite 200, Houston, Texas 77084, c/o Randy S. Bayne.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any Constituent Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger as of the 4th day of September 2003.

VARITEK INDUSTRIES, INC.,
a Texas corporation

By:	/s/ Randy Bayne
Randy Bayne, President and Chief
Executive Officer

REMOTE KNOWLEDGE, INC.,
a Delaware corporation

By:	/s/ Randy Bayne
Randy Bayne, President and Chief
Executive Officer

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Attachment to Exhibit 3.5

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is made as of the 4th day of September 2003, by and between Varitek Industries, Inc., a Texas corporation (“Varitek”), and Remote Knowledge, Inc., a Delaware corporation (“Remote”). Varitek and Remote are sometimes referred to collectively as the “Constituent Corporations.”

The authorized capital stock of Varitek consists of 50,000,000 shares of Common Stock, no par value, and 10,000,000 shares of preferred stock, no par value. The authorized capital stock of Remote consists of 100,000,000 shares of Common Stock, $.001 par value per share and 10,000,000 shares of $.001 a value preferred stock. The directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations that Varitek merge with and into Remote upon the terms and conditions provided herein.

NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Varitek shall merge with and into Remote on the following terms and conditions and in accordance with the following provisions:

1.	TERMS AND CONDITIONS

1.1 Merger. Varitek shall be merged with and into Remote (the “Merger”), and Remote shall be the surviving corporation (the “Surviving Corporation”), effective upon the date when this Merger Agreement or a Certificate of Merger is filed with the Secretaries of State of the States of Texas and Delaware (the “Effective Date”).

1.2 Succession. On the Effective Date, Remote shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of Varitek, except insofar as it may be continued by operation of law, shall be terminated and cease.

1.3 Transfer of Assets and Liabilities. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, thereafter shall be the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not been consummated, except as they may be modified with the consent of such creditors, and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

1.4 Capital Stock of Varitek Industries, Inc. and Remote Knowledge, Inc. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their respective shareholders, each share of Common Stock of Varitek issued and outstanding immediately prior thereto shall be converted into one (1) fully paid and nonassessable share of Common Stock of Remote.

1.5 Tax Treatment. The Merger is intended to be, and shall be, treated as a tax-free reorganization of the Constituent Corporations under Section 368(a)(1)(F) of the Internal Revenue Code.

2.	CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Remote in effect on the Effective Date shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

2.2 Directors. The directors of Varitek immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

2.3 Officers. The officers of Varitek immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3.	MISCELLANEOUS

3.1 Further Assurances. From time to time, and when required by the Surviving Corporation or by its successors and assigns, Varitek shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and Varitek shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Varitek and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are authorized fully in the name and on behalf of Varitek or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.2 Amendment. At any time before or after approval by the shareholders of Varitek, this Merger Agreement may be amended in any manner (except that, after approval of the Merger Agreement by the shareholders of Varitek, the principal terms may not be amended without the further approval of the shareholders of Varitek) by Varitek and Remote as they may deem necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

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3.3 Conditions to Merger. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law): (a) the Merger shall have been approved by the shareholders of Varitek in accordance with applicable provisions of the Texas Business Corporation Act; and (b) any and all consents, permits, approvals and orders deemed appropriate in the sole discretion of Varitek to be material to consummation of the Merger shall have been obtained.

3.4 Abandonment or Deferral. Notwithstanding the approval of this Merger Agreement by the shareholders of Varitek, at any time before the Effective Date, (a) this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Varitek or Remote or both, including by reason of a determination, in the sole discretion of either Board of Directors, that holders of an unacceptable number of shares intend to exercise their statutory appraisal rights pursuant to Section 5.12(C) of the Texas Business Corporation Act, or (b) the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of either Constituent Corporation, such action would be in the best interests of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or their respective Boards of Directors or shareholders, if any, with respect thereto, except that Varitek shall pay all expenses incurred in connection with the Merger and this Merger Agreement or relating thereto.

3.5 Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. A facsimile signature shall constitute an original signature.

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IN WITNESS WHEREOF, the undersigned have executed this Merger Agreement as of the date first above written.

VARITEK INDUSTRIES, INC.,
a Texas corporation

By:	/s/ Randy S. Bayne
Randy S. Bayne, President and Chief
Executive Officer

REMOTE KNOWLEDGE, INC.,
a Delaware corporation

By:	/s/ Randy S. Bayne
Randy S. Bayne, President and Chief
Executive Officer

Randy S. Bayne, President and Chief Executive Officer of Remote, hereby certifies that no shares of stock of Remote were issued prior to the adoption by the Board of Directors of Remote of the resolution approving this Merger Agreement.

Date: September 4, 2003	/s/Randy S. Bayne
Randy S. Bayne, President and Chief
Executive Officer

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